Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Home BancShares, Inc.

Conway, Arkansas

We consent to the incorporation by reference in the registration statement of Home BancShares, Inc. on Forms S-8 (Nos. 333-136645, 333-148763, 333-151843, 333-188591 and 333-211116) and Form S-3 (No. 333-208307) of our reports dated February 28, 2017, on our audits of the consolidated financial statements of Home BancShares, Inc. as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, which is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 28, 2017, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2016, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Little Rock, Arkansas

February 28, 2017